EXHIBIT 99.4

FORM OF LETTER

FEDERAL TRUST CORPORATION

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS OF

FEDERAL TRUST CORPORATION

                    , 2008

To Our Clients:

Enclosed for your consideration is a prospectus, dated                     , 2008 (the “Prospectus”) related to the offering (the “Rights Offering”) by Federal Trust Corporation (“Federal Trust” or “Company”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed, at no charge, to all holders of record (“Record Holders”) of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on                     , 2008 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, Federal Trust is offering an aggregate of              shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on                     , 2008, unless extended to no later than              (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive, at no charge, one Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow you to subscribe for              shares of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $             per share (the “Subscription Price”). Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would have received 100 subscription rights and would have the right to purchase              shares of Common Stock.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to availability, purchase and ownership limits and the allocation process more fully described in the Prospectus. If sufficient shares of Common Stock are available, Federal Trust will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of Common Stock available, Federal Trust will allocate the available shares of Common Stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of the Over-Subscription Privilege by a fraction that equals (x) the number of shares available to be issued through Over-Subscription Privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

You are required to submit payment in full for all the shares you wish to buy pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Unsubscribed Shares available to you, assuming that no shareholder other than you and the “Standby Purchasers” (described in the Prospectus) has purchased any shares of Common Stock. Standby Purchasers have agreed to exercise their Basic Subscription Privilege for              shares out of a total of              shares offered for sale in the Rights Offering. Federal Trust will not issue fractional shares of Common Stock, as described above.

Federal Trust can provide no assurances that you will actually be able to purchase the number of shares of Common Stock requested through the exercise of your Over-Subscription Privilege. Federal Trust will not be able to satisfy any portion of your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privilege.

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To the extent the aggregate Subscription Price of the actual number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares actually available to you, as soon as practicable after the Expiration Date, and your excess subscription payment will be returned, without interest, as soon as practicable.

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To the extent the amount you paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the actual number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. PLEASE REFER TO THE PROSPECTUS SECTION ENTITLED “THE RIGHTS OFFERING-LIMIT ON HOW MANY SHARES OF COMMON STOCK YOU MAY PURCHASE IN THE RIGHTS OFFERING,” FOR MAXIMUM PURCHASE AND OWNERSHIP LIMITATIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked.

For further information about the Rights Offering, see the Prospectus, including the “Risk Factors” and “Questions and Answers Relating to the Rights Offering” sections.

Additional copies of the Prospectus may be obtained from Stifel, Nicolaus & Company, Incorporated, the Information Agent. The Information Agent can be reached toll-free, at (866)                         , Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. Stifel, Nicolaus & Company, Incorporated is not available to answer questions about the Rights Offering on weekends. The Information Agent cannot assist you in completing the Beneficial Owner Election Form and cannot accept your instructions to subscribe for shares of Common Stock.

Very truly yours,

Record Holder

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